Exhibit (g)(12)

                     Form of Letter Agreement Adding to the
                     Custodian and Transfer Agency Agreement

August 15, 2006

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Re: Neuberger Berman Advisers Management Trust:
    International Large Cap Portfolio

Dear Gentlemen:

     This is to advise you that Neuberger Berman Advisers Management Trust has established a new series of shares to be known as the International Large Cap Portfolio. In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated 5/1/95 and Section 9 of the Transfer Agency and Services Agreement dated 5/1/95 between the Fund and State Bank and Trust Company, the Fund hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.



By: ---------------------------------------------
    [-------------------]
    Title:
    Neuberger Berman Advisers Management Trust

Agreed to as of this       day of            , 2006.
                     -----        -----------

State Street Bank and Trust Company


By: --------------------------------------------
    Title: